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                              SECURITIES AND EXCHANGE COMMISSION

                                    Washington, D.C. 20549
                                        --------------

                                            FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities
Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                                Commission File Number 0-32303

                                    CHINAMALLUSA.COM, INC.
                      (Exact name of registrant as specified in charter)


                              One World Trade Center, Suite 2201
                                      New York, NY 10048
                                        (212) 938-0828

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, par value $.0001 per share
                   (Title of each class of securities covered by this Form)


                                             None

 (Titles of all other classes of securities for which a duty to file reports under section 13(a)
                                      or 15(d) remains)

         Please  place an X in the box(es) to  designate  the  appropriate  rule  provision(s)
relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]     Rule 12h-3(b)(1)(ii)     [ ]

         Rule 12g-4(a)(1)(ii)     [ ]     Rule 12h-3(b)(2)(i)      [ ]

         Rule 12g-4(a)(2)(i)      [ ]     Rule 12h-3(b)(2)(ii)     [ ]

         Rule 12g-4(a)(2)(ii)     [ ]     Rule 15d-6               [ ]

         Rule 12h-3(b)(1)(i)      [ ]


      Approximate number of holders of record as of the certification or notice date: 102

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         Pursuant to the  requirement  of the  Securities  Exchange Act of 1934,
ChinaMallUSA.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:

                                                CHINAMALLUSA.COM, INC.


                                                By: /s/ Max P. Chen
                                                   ------------------------
                                                   Name: Max P. Chen
                                                   Title: Chairman and President

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